Exhibit 99.2

PART I—FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

UNITED ONLINE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$118,097	$149,507
Short-term investments	105,918	68,800
Accounts receivable, net of allowance for doubtful accounts of $2,594 and $2,378 at March 31, 2008 and December 31, 2007, respectively	25,228	28,765
Deferred tax assets, net	6,389	7,050
Other current assets	14,186	19,992
Total current assets	269,818	274,114
Property and equipment, net	37,129	39,570
Deferred tax assets, net	58,575	57,559
Goodwill	132,240	132,352
Intangible assets, net	38,129	40,915
Other assets	9,967	7,883
Total assets	$545,858	$552,393

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,642	$38,095
Accrued liabilities	17,992	30,586
Member redemption liability	18,837	19,499
Deferred revenue	68,028	63,086
Capital leases	9	13
Total current liabilities	141,508	151,279
Member redemption liability	4,918	5,061
Deferred revenue	4,785	4,691
Other liabilities	10,845	10,734
Total liabilities	162,056	171,765

Commitments and contingencies
Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	404,891	414,841
Accumulated other comprehensive income	304	182
Accumulated deficit	(21,400)	(34,402)
Total stockholders’ equity	383,802	380,628
Total liabilities and stockholders’ equity	$545,858	$552,393

The accompanying notes are an integral part of these

unaudited condensed consolidated financial statements.

UNITED ONLINE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended March 31,
	2008	2007
Revenues	$121,811	$129,851
Operating expenses:
Cost of revenues (including stock-based compensation, see Note 5)	27,839	29,247
Sales and marketing (including stock-based compensation, see Note 5)	36,781	46,025
Product development (including stock-based compensation, see Note 5)	12,902	13,471
General and administrative (including stock-based compensation, see Note 5)	20,884	15,489
Amortization of intangible assets	2,836	3,495
Restructuring charges	206	—
Total operating expenses	101,448	107,727
Operating income	20,363	22,124
Interest and other income, net	1,808	1,700
Interest expense	(166)	(360)
Income before income taxes	22,005	23,464
Provision for income taxes	9,003	10,436
Net income	$13,002	$13,028
Basic net income per share	$0.19	$0.20
Diluted net income per share	$0.19	$0.19
Shares used to calculate basic net income per share	68,145	65,627
Shares used to calculate diluted net income per share	69,727	68,080

The accompanying notes are an integral part of these

unaudited condensed consolidated financial statements.

UNITED ONLINE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Quarter Ended March 31,
	2008	2007
Net income	$13,002	$13,028
Change in unrealized gain on short-term investments, net of tax of $97 and $42 for the quarters ended March 31, 2008 and 2007, respectively	167	64
Foreign currency translation	(45)	2
Comprehensive income	$13,124	$13,094

The accompanying notes are an integral part of these

unaudited condensed consolidated financial statements.

UNITED ONLINE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at January 1, 2008	68,019	$7	$414,841	$182	$(34,402)	$380,628
Exercises of stock options	82	—	694	—	—	694
Vesting of restricted stock units	462	—	—	—	—	—
Repurchases of common stock	—	—	(6,162)	—	—	(6,162)
Dividends paid on shares outstanding and restricted stock units	—	—	(14,569)	—	—	(14,569)
Stock-based compensation	—	—	10,010	—	—	10,010
Change in unrealized gain on short-term investments, net of tax	—	—	—	167	—	167
Foreign currency translation	—	—	—	(45)	—	(45)
Tax benefits from equity awards	—	—	77	—	—	77
Net income	—	—	—	—	13,002	13,002
Balance at March 31, 2008	68,563	$7	$404,891	$304	$(21,400)	$383,802

The accompanying notes are an integral part of these

unaudited condensed consolidated financial statements.

UNITED ONLINE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$13,002	$13,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,075	8,240
Stock-based compensation	10,010	4,047
Provision for (benefit from) doubtful accounts receivable	318	(206)
Deferred taxes, net	(327)	(430)
Tax benefits from equity awards	77	1,169
Excess tax benefits from equity awards	(226)	(868)
Other	136	238
Changes in operating assets and liabilities:
Accounts receivable	3,220	1,692
Other assets	5,908	(1,060)
Accounts payable and accrued liabilities	(15,536)	(7,028)
Member redemption liability	(805)	1,193
Deferred revenue	5,037	5,246
Other liabilities	110	(55)
Net cash provided by operating activities	28,999	25,206
Cash flows from investing activities:
Purchases of property and equipment	(2,799)	(5,797)
Purchases of short-term investments	(69,268)	(79,491)
Proceeds from maturities of short-term investments	22,985	4,245
Proceeds from sales of short-term investments	9,273	66,795
Cash paid for proposed acquisition	(682)	—
Proceeds from sales of assets, net	9	14
Net cash used for investing activities	(40,482)	(14,234)
Cash flows from financing activities:
Payments on capital leases	(4)	(4)
Proceeds from exercises of stock options	694	1,883
Repurchases of common stock	(6,162)	(2,657)
Payments for dividends	(14,569)	(13,727)
Excess tax benefits from equity awards	226	868
Net cash used for financing activities	(19,815)	(13,637)
Effect of exchange rate changes on cash and cash equivalents	(112)	(2)
Change in cash and cash equivalents	(31,410)	(2,667)
Cash and cash equivalents, beginning of period	149,507	19,252
Cash and cash equivalents, end of period	$118,097	$16,585

The accompanying notes are an integral part of these

unaudited condensed consolidated financial statements.

UNITED ONLINE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, AND RECENT ACCOUNTING PRONOUNCEMENTS

Description of Business

United Online, Inc. (“United Online” or the “Company”) is a leading provider of consumer Internet and media services through a number of brands, including Classmates, MyPoints, NetZero, and Juno. The Company reports its business in two reportable operating segments: Classmates Media and Communications. The Company’s Classmates Media services are online social networking and online loyalty marketing. The Company’s primary Communications services are Internet access and email. On a combined basis, the Company’s Web properties attract a significant number of Internet users and the Company offers a broad array of Internet marketing products and services for advertisers.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements for the quarters ended March 31, 2008 and 2007, which include United Online and its subsidiaries, are unaudited except for the condensed consolidated balance sheet information at December 31, 2007, which is derived from the Company’s audited consolidated financial statements, filed on February 20, 2008 with the Securities and Exchange Commission (“SEC”), in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 but does not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”). The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with GAAP, including those for interim financial information, and with the instructions for Form 10-Q and Article 10 of Regulation S-X issued by the SEC. Accordingly, they do not include all of the information and note disclosures required by GAAP for complete financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for any future periods.

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from these estimates and assumptions. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed on February 20, 2008 with the SEC.

The most significant areas of the unaudited condensed consolidated financial statements that require management judgment and which are susceptible to possible change in the near term include the Company’s revenue recognition, goodwill, intangible assets and other long-lived assets, member redemption liability, income taxes, and legal contingencies.

Reclassifications—Certain prior year amounts have been reclassified to conform to the current year presentation. These changes had no impact on the previously reported consolidated results of operations or stockholders’ equity.

Recent Accounting Pronouncements

Business Combinations

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations. SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on its consolidated financial statements, if any, upon adoption of SFAS No. 141(R).

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on its consolidated financial statements, if any, upon adoption of SFAS No. 160.

2.     BALANCE SHEET COMPONENTS

Short-Term Investments

Short-term investments consisted of the following (in thousands):

	March 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Municipal securities	$64,163	$498	$(6)	$64,655
Government agencies	41,237	26	—	41,263
Total	$105,400	$524	$(6)	$105,918

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Municipal securities	$68,546	$254	$—	$68,800
Total	$68,546	$254	$—	$68,800

Gross unrealized gains and losses are presented net of tax in accumulated other comprehensive income on the unaudited condensed consolidated balance sheets. The Company had no material realized gains or losses from the sale of short-term investments in the quarters ended March 31, 2008 and 2007.

The Company did not have any gross unrealized losses in its short-term investments at December 31, 2007. The following table summarizes the fair value and gross unrealized losses on the Company’s short-term investments, aggregated by type of investment instrument and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2008 (in thousands):

	March 31, 2008
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Municipal securities	$—	$—	$5,080	$(6)	$5,080	$(6)
Total	$—	—	$5,080	$(6)	$5,080	$(6)

Maturities of short-term investments were as follows (in thousands):

	March 31, 2008
	Amortized Cost	Estimated Fair Value
Maturing within 1 year	$58,247	$58,311
Maturing between 1 year and 4 years	47,153	47,607
Total	$105,400	$105,918

Accounts Receivable

At March 31, 2008, two individual customers comprised 11% and 12% of the consolidated accounts receivable balance, respectively. For the quarters ended March 31, 2008 and 2007, the Company did not have any individual customers that comprised more than 10% of consolidated total revenues.

Other Current Assets

Other current assets consisted of the following (in thousands):

	March 31, 2008	December 31, 2007
Prepaid expenses	$7,135	$8,198
Income taxes receivable	—	4,878
Gift cards related to member redemption liability	3,443	3,653
Interest receivable	994	1,448
Other	2,614	1,815
Total	$14,186	$19,992

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	March 31, 2008	December 31, 2007
Employee compensation and related expenses	$13,726	$25,902
Income taxes payable	59	767
Other	4,207	3,917
Total	$17,992	$30,586

3.     FAIR VALUE MEASUREMENTS

On January 1, 2008, the Company adopted certain provisions of SFAS No. 157, Fair Value Measurements, which establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. The provisions of SFAS No. 157 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis and did not have a material impact on the Company’s consolidated financial statements. The provisions of SFAS No. 157 related to nonfinancial assets and liabilities will be effective for the Company on January 1, 2009 in accordance with FASB Staff Position (“FSP”) FAS 157-2, Effective Date of FASB Statement No. 157 and will be applied prospectively. The Company is currently evaluating the impact that these additional provisions will have on the Company’s consolidated financial statements. In accordance with FSP FAS 157-2, the Company will apply the provisions of SFAS No. 157 to property and equipment, goodwill and intangible assets at January 1, 2009.

SFAS No. 157 establishes a three-tiered hierarchy that draws a distinction between market participant assumptions based on (i) quoted prices (unadjusted) in active markets for identical assets and liabilities (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). The following table presents information about assets required to be carried at fair value on a recurring basis at March 31, 2008 (in thousands):

Description	Fair Value Measurements at March 31, 2008 Using Quoted Prices (Unadjusted) in Active Markets for Identical Assets (Level 1)
Cash equivalents	$94,848
Available-for-sale securities	105,918
Total	$200,766

4.     STOCKHOLDERS’ EQUITY

Common Stock Subject to Repurchase Rights

At December 31, 2007, there were 350,000 shares of common stock that were subject to repurchase related to unvested shares under restricted stock agreements. The 350,000 restricted shares outstanding at December 31, 2007 vested entirely at the end of a four-year vesting period in January 2008, at which time 142,000 shares were withheld and employee withholding taxes of $1.5 million were paid.

Common Stock Repurchases

The Company’s Board of Directors authorized a common stock repurchase program (the “program”) that allows the Company to repurchase shares of its common stock through open market or privately negotiated transactions based on prevailing market conditions and other factors through December 31, 2008. From August 2001 through March 31, 2008, the Company had repurchased $139.2 million of its common stock under the program. We have not repurchased any shares of our common stock under the program since February 2005, and at March 31, 2008, the remaining amount available under the program was $60.8 million.

Shares withheld upon vesting of restricted stock units to pay applicable employee withholding taxes are considered common stock repurchases, but are not counted as purchases against the program. Upon vesting, the Company currently does not collect the applicable employee withholding taxes for restricted stock units from employees. Instead, the Company automatically withholds, from the restricted stock units that vest, the portion of those shares with a fair market value equal to the amount of the employee withholding taxes due, which is accounted for as a repurchase of common stock. The Company then pays the applicable withholding taxes in cash. In the quarters ended March 31, 2008 and 2007, 546,000 and 194,000 shares, respectively, were withheld from restricted stock units and restricted stock awards that vested in order to pay the applicable employee withholding taxes.

Dividends

Dividends are paid on shares of common stock and unvested restricted stock units outstanding as of the record date.

In January 2008, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share of common stock. The dividend was paid on February 29, 2008 and totaled $14.6 million.

In April 2008, the Company’s Board of Directors declared a quarterly cash dividend of $0.20 per share of common stock. The record date for the dividend is May 14, 2008 and the dividend is payable on May 30, 2008.

The payment of future dividends is discretionary and is subject to determination by the Company’s Board of Directors each quarter following its review of the Company’s financial performance. Dividends are declared and paid out of the Company’s surplus, as defined and computed in accordance with the General Corporation Law of the State of Delaware. In April 2008, the Company entered into a definitive merger agreement with FTD Group, Inc. (“FTD”), providing for the acquisition of FTD by the Company. See Note 9—“Subsequent Event” of these notes to unaudited condensed consolidated financial statements. Following the closing of that proposed acquisition, the Company expects to decrease its regular quarterly cash dividend from $0.20 per share of common stock to $0.10 per share of common stock.

5.                   STOCK-BASED COMPENSATION PLANS

The following table summarizes the stock-based compensation that has been included in the following captions within the unaudited condensed consolidated statements of operations for each of the periods presented (in thousands):

	Quarter Ended March 31,
	2008	2007
Operating expenses:
Cost of revenues	$220	$194
Sales and marketing	1,588	892
Product development	1,288	1,245
General and administrative	6,914	1,716
Total stock-based compensation	$10,010	$4,047

Classmates Media Corporation Equity Awards

In connection with the preparation for the potential initial public offering (“IPO”) by the Company’s Classmates Media Corporation (“CMC”) subsidiary, employment agreements were signed with certain employees, which guaranteed such employees an aggregate $13.0 million of value in restricted stock units in CMC. If the employment agreements are not modified, because the IPO was not effective by April 30, 2008, these equity awards will be issued as restricted stock units in the Company based on prices set forth in the employment agreements. Stock-based compensation associated with these equity awards has been recorded in the Company’s consolidated financial statements from the execution dates of these agreements. In the March 2008 quarter, one of the employment agreements with a guaranteed value of $4.0 million in restricted stock units in CMC was canceled and $0.4 million of stock-based compensation was reversed and reflected in general and administrative expenses in the Company’s unaudited condensed consolidated statement of operations for the quarter ended March 31, 2008.

Recent Awards

Effective February 15, 2008, the Compensation Committee of the Board of Directors approved grants of 0.3 million restricted stock units with a fair value equal to $3.9 million to certain members of the Company’s senior management. Each restricted stock unit entitles the recipient to receive one share of the Company’s common stock upon vesting. The restricted stock units vest one-third annually over the three-year period beginning February 15, 2008.

Effective February 15, 2008, the Company approved grants of 1.2 million restricted stock units with a fair value equal to $14.2 million to the Company’s employees. The restricted stock units vest twenty-five percent on February 15, 2009 and quarterly thereafter for three years.

Effective February 15, 2008, 0.2 million shares of common stock with a fair value equal to $2.4 million were issued to certain members of senior management and certain of the Company’s employees.

On March 14, 2008, the Compensation Committee of the Board of Directors awarded Mark. R. Goldston, the Company’s Chairman, President and Chief Executive Officer, a restricted stock unit award covering a minimum of 200,000 shares of the Company’s common stock and a maximum of 600,000 shares under the Company’s 2001 Stock Incentive Plan. The 200,000-share minimum will vest and become issuable upon Mr. Goldston’s continuation in the Company’s service through February 28, 2011. The number of shares above that minimum that may vest and become issuable pursuant to the restricted stock unit award will depend on the Company’s highest 30-day volume-weighted average closing share price for any consecutive 30-day period between December 1, 2010 and February 28, 2011. However, if, beginning July 1, 2009, the Company’s closing share price is at least equal to the share price necessary to earn the maximum shares, and the volume-weighted average closing share price for the subsequent six months is at least equal to such share price, 600,000 shares of the restricted stock unit award will vest and become immediately issuable. Upon vesting, Mr. Goldston would be entitled to any dividend equivalents that are accrued with respect to any shares that vest.

6.                   NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share for the quarters ended March 31, 2008 and 2007 (in thousands, except per share amounts):

	Quarter Ended March 31,
	2008	2007
Numerator:
Net income	$13,002	$13,028

Denominator:
Weighted-average common shares—basic	68,245	66,102
Less: weighted-average common shares subject to repurchase rights	(100)	(475)
Shares used to calculate basic net income per share	68,145	65,627
Add: Dilutive effect of stock options, restricted stock and employee stock purchase plan shares	1,582	2,453
Shares used to calculate diluted net income per share	69,727	68,080
Basic net income per share	$0.19	$0.20
Diluted net income per share	$0.19	$019

The diluted net income per share computations exclude stock options and restricted stock units which are antidilutive. The number of antidilutive shares at March 31, 2008 and 2007 was 3.3 million and 3.0 million, respectively.

7.                   SEGMENT INFORMATION

Revenues and income from operations by segment are as follows (in thousands):

	Quarter Ended March 31, 2008
	Classmates Media	Communications	Total
Billable services	$31,241	$59,421	$90,662
Advertising	20,643	10,506	31,149
Total revenues	$51,884	$69,927	$121,811
Segment income from operations	$7,953	$20,485	$28,438

	Quarter Ended March 31, 2007
	Classmates Media	Communications	Total
Billable services	$22,227	$74,093	$96,320
Advertising	20,207	13,324	33,531
Total revenues	$42,434	$87,417	$129,851
Segment income from operations	$4,321	$26,043	$30,364

The Company manages its working capital on a consolidated basis and does not allocate long-lived assets to segments. In addition, segment assets are not reported to, or used by, the chief operating decision maker to allocate resources to, or assess performance of, the segments and therefore, pursuant to SFAS No. 131, total segment assets have not been disclosed.

A reconciliation of segment income from operations (which excludes depreciation and amortization of intangible assets) to consolidated operating income, is as follows for each period presented (in thousands):

	Quarter Ended March 31,
	2008	2007
Segment income from operations:
Classmates Media	$7,953	$4,321
Communications	20,485	26,043
Total segment income from operations	28,438	30,364
Depreciation	(5,239)	(4,745)
Amortization of intangible assets	(2,836)	(3,495)
Consolidated operating income	$20,363	$22,124

International revenues totaled $3.4 million and $1.2 million for the quarters ended March 31, 2008 and 2007, respectively.

8.                   RESTRUCTURING CHARGES

In the quarter ended March 31, 2008, the Company recorded restructuring charges totaling $0.2 million associated with the closure of its Orem, Utah facility. The Company believes these activities will result in total restructuring charges of $0.7 million during 2008, comprised largely of employee termination benefits and facility-exit costs.

9.                   SUBSEQUENT EVENTS

Acquisition of FTD Group, Inc.

In April 2008, the Company entered into a definitive merger agreement with FTD, a leading provider of floral and related products and services to consumers and retail florists in the United States, Canada, the United Kingdom, and the Republic of Ireland, providing for the acquisition of FTD by the Company (the “Acquisition”). Under the terms of the merger agreement, the Company has agreed to pay FTD stockholders a total of $7.34 in cash, 0.4087 of a share of United Online common stock and $3.31 principal amount of United Online 13% senior secured notes due 2013 (“United Notes”) for each share of FTD common stock they own. The total consideration payable by the Company to FTD stockholders is estimated to be approximately $456 million, consisting of $222 million in cash, 12.35 million shares of Company common stock and $100 million aggregate principal amount of United Notes, based on the Company’s closing share price of $10.83 on April 29, 2008, the last trading day prior to the announcement of the transaction. The remaining portion of the approximate $800 million total purchase price consists of repayment of FTD indebtedness and expenses incurred in connection with the transaction. Upon closing of the proposed transaction, the former FTD stockholders will own approximately 15% of the Company.

Under the terms of the merger agreement, the Company may elect to increase the per share cash consideration payable to FTD’s stockholders by $2.81 in full substitution of the United Notes, in which case the Company would pay FTD stockholders a total of $10.15 in cash and 0.4087 of a share of United Online common stock in exchange for each share of FTD common stock in the Acquisition. In such case, the total consideration to FTD stockholders is estimated to be approximately $440 million, consisting of $307 million in cash and 12.34 million shares of United Online common stock, based on the Company’s closing share price of $10.83 on April 29, 2008, the last trading day prior to the announcement of the transaction. The Company will determine the amount of cash, United Online common stock and, if applicable, United Notes consideration to be paid with respect to each share of FTD common stock in the Acquisition prior to the mailing of the definitive proxy/prospectus materials to FTD’s stockholders.

The Company intends to finance the Acquisition with a combination of debt, equity and cash of United Online. The debt financing is expected to consist of senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of up to $450 million, at FTD, to be provided by Wells Fargo Bank, National Association (“Wells Fargo”) and the issuance by the Company of the United Notes. Of the $450 million, it is anticipated that up to $75 million will be a revolving line of credit which cannot be used to finance the Acquisition.

The United Notes will be secured by a pledge of the stock of CMC and guaranteed by all of the Company’s domestic subsidiaries other than FTD, FTD’s direct parent and FTD’s subsidiaries. The United Notes will be issued on the terms described in the Description of Notes (“Description of Notes”) attached to the merger agreement.

Pursuant to a commitment letter dated April 30, 2008 (the “Commitment Letter”) with the Company, Wells Fargo has committed to provide the Credit Facilities, consisting of (i) a term loan A facility of up to $175 million, (ii) a term loan B facility of up to $200 million, and (iii) a revolving credit facility of up to $75 million. Loans will bear interest at either LIBOR or a base rate, in each case, plus a certain margin. The Credit Facilities will be secured by substantially all of FTD’s assets. The Company has committed to using the Credit Facilities provided by Wells Fargo and, under certain circumstances, would be liable for various fees and expenses if the Company failed to honor its commitment.

Wells Fargo’s commitment is subject to the satisfaction of certain conditions, including, among other things, the execution of satisfactory documentation, the consummation of the equity issuance of United Online shares described above, its receipt of FTD’s interim consolidated financial statements and other financial information, the satisfaction of the conditions in the merger agreement that are material to the interests of the lenders under the Credit Facilities, the absence of a material adverse effect at FTD, the achievement by FTD of at least $97.5 million of adjusted EBITDA, as defined in connection with the Credit Facilities, for the most recently completed trailing 12-month period ended at least 30 days prior to the Acquisition closing date for which financial statements are available, and the consummation of the defeasance of FTD’s 7.75% senior subordinated notes due 2014 (or, in the Company’s discretion, the Company’s funding of the purchase of all such senior subordinated notes pursuant to a tender offer and consent solicitation by FTD and the defeasance of any such senior subordinated notes not so acquired in such tender offer). The Commitment Letter terminates on the earlier to occur of (i) the closing of the Acquisition without the use of the Credit Facilities, (ii) the termination of the merger agreement or (iii) the close of business on October 30, 2008.

At March 31, 2008, the Company had incurred approximately $2.7 million in costs associated with the FTD transaction. These costs include charges associated with the Company’s due diligence efforts and expenses related to the negotiation and financing of the Acquisition and have been included in other assets on the accompanying unaudited condensed consolidated balance sheet at March 31, 2008.

The Company intends to file, with the SEC, a Registration Statement on Form S-4, which will include a proxy statement/prospectus of FTD and the Company and other relevant materials in connection with the proposed transaction. Investors and stockholders are urged to read the proxy statement/prospectus and Registration Statement, and any and all amendments or supplements thereto, when they become available because they will contain important information about the proposed transaction, including risk factors relating to the transaction, the FTD business, and the Company’s proposed financing of the transaction.

Write-Off of IPO Transaction-Related Costs

In 2007, the Company commenced the process for an IPO of CMC. In December 2007, the Company determined that proceeding with the IPO under then-current market conditions was not in the best interests of the Company’s stockholders and CMC withdrew its Form S-1 registration statement previously filed with the SEC in connection with the IPO. Because it remained the Company’s strategy to complete an IPO of CMC during 2008, certain IPO transaction-related costs incurred during 2007 and the first quarter of 2008 totaling $3.9 million were deferred and were included in other assets on the Company’s balance sheet at March 31, 2008. While it remains the Company’s strategy to complete the IPO of CMC, because the Company believes that capital markets have not improved significantly since the CMC Form S-1 registration statement was withdrawn in December 2007 and there is limited visibility as to when capital markets might improve significantly, the Company has concluded that it is unlikely that the IPO will be completed before 2009. As such, the Company determined, on June 23, 2008, that the $3.9 million in deferred transaction-related costs relating to the IPO will be expensed in the quarter ending June 30, 2008 and the Company's financial results for such quarter will be negatively impacted.

10.            CONDENSED CONSOLIDATING FINANCIAL INFORMATION

If the United Notes are issued, the United Notes will be guaranteed by each of the Company’s current and future domestic subsidiaries, other than UNOL Intermediate, Inc., UNOLA Corp., FTD and their respective subsidiaries. These guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its note guarantee will be limited as necessary to prevent that note guarantee from constituting a fraudulent conveyance under applicable law.

The following presents the supplemental condensed consolidating financial information separately for:

•                  United Online, Inc. (the “Parent Company”), the issuer of the guaranteed obligations;

•                  Guarantor subsidiaries, on a combined basis, as specified in the Indenture related to the Company’s obligations under the United Notes;

•                  Non-guarantor subsidiaries, on a combined basis;

•                  Elimination entries representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries and (b) eliminate the investments in subsidiaries; and

•                  United Online, Inc. and Subsidiaries on a consolidated basis.

Each guarantor subsidiary is wholly-owned, directly or indirectly, by the Parent Company at the date of each balance sheet presented. The United Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary. Each entity included in the supplemental condensed consolidating financial information follows the same accounting policies as described in the notes to the consolidated financial statements.

The Company performed a materiality assessment of its non-guarantor subsidiaries, individually and on an aggregate basis, and determined that the non-guarantor subsidiaries, individually and on an aggregate basis, were minor prior to the year ended December 31, 2007. In addition, such non-guarantor subsidiaries were minor, individually and in the aggregate, to the quarter ended March 31, 2007. Accordingly, condensed consolidating financial information is presented beginning for the year ended December 31, 2007 and for all prospective periods.

Supplemental Condensed Consolidating Balance Sheet

March 31, 2008

(in thousands)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$107,916	$10,181	$—	$118,097
Short-term investments	—	105,918	—	—	105,918
Accounts receivable, net	—	24,929	299	—	25,228
Deferred tax assets, net	—	6,389	—	—	6,389
Other current assets	—	13,370	816	—	14,186
Total current assets	—	258,522	11,296	—	269,818
Property and equipment, net	—	36,448	681	—	37,129
Deferred tax assets, net	—	58,575	—	—	58,575
Goodwill	—	132,025	215	—	132,240
Intangible assets, net	—	37,474	655	—	38,129
Investments in subsidiaries	408,723	2,548	—	(411,271)	—
Other assets	—	9,953	14	—	9,967
Total assets	$408,723	$535,545	$12,861	$(411,271)	$545,858

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$33,505	$3,137	$—	$36,642
Accrued liabilities	—	16,931	1,061	—	17,992
Intercompany payables	24,921	(22,304)	(2,617)	—	—
Member redemption liability	—	18,837	—	—	18,837
Deferred revenue	—	59,296	8,732	—	68,028
Capital leases	—	9	—	—	9
Total current liabilities	24,921	106,274	10,313	—	141,508
Member redemption liability	—	4,918	—	—	4,918
Deferred revenue	—	4,785	—	—	4,785
Other liabilities	—	10,845	—	—	10,845
Total liabilities	24,921	126,822	10,313	—	162,056

Total stockholders’ equity	383,802	408,723	2,548	(411,271)	383,802
Total liabilities and stockholders’ equity	$408,723	$535,545	$12,861	$(411,271)	$545,858

Supplemental Condensed Consolidating Balance Sheet

December 31, 2007

(in thousands)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$142,172	$7,335	$—	$149,507
Short-term investments	—	68,800	—	—	68,800
Accounts receivable, net	—	28,421	344	—	28,765
Deferred tax assets, net	—	7,050	—	—	7,050
Other current assets	—	19,305	687	—	19,992
Total current assets	—	265,748	8,366	—	274,114
Property and equipment, net	—	38,929	641	—	39,570
Deferred tax assets, net	—	57,559	—	—	57,559
Goodwill	—	132,153	199	—	132,352
Intangible assets, net	—	40,282	633	—	40,915
Investments in subsidiaries	406,541	2,759	—	(409,300)	—
Other assets	—	7,871	12	—	7,883
Total assets	$406,541	$545,301	$9,851	$(409,300)	$552,393

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$35,476	$2,619	$—	$38,095
Accrued liabilities	—	29,699	887	—	30,586
Intercompany payables	25,913	(23,672)	(2,241)	—	—
Member redemption liability	—	19,499	—	—	19,499
Deferred revenue	—	57,259	5,827	—	63,086
Capital leases	—	13	—	—	13
Total current liabilities	25,913	118,274	7,092	—	151,279
Member redemption liability	—	5,061	—	—	5,061
Deferred revenue	—	4,691	—	—	4,691
Other liabilities	—	10,734	—	—	10,734
Total liabilities	25,913	138,760	7,092	—	171,765
Total stockholders’ equity	380,628	406,541	2,759	(409,300)	380,628
Total liabilities and stockholders’ equity	$406,541	$545,301	$9,851	$(409,300)	$552,393

Supplemental Condensed Consolidating Statement of Operations

Quarter Ended March 31, 2008

(in thousands)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Revenues	$—	$120,106	$4,766	$(3,061)	$121,811
Operating expenses:
Cost of revenues	—	28,152	410	(723)	27,839
Sales and marketing	—	34,417	2,364	—	36,781
Product development	—	13,412	1,508	(2,018)	12,902
General and administrative	—	20,563	641	(320)	20,884
Amortization of intangible assets	—	2,808	28	—	2,836
Restructuring charges	—	206	—	—	206
Total operating expenses	—	99,558	4,951	(3,061)	101,448
Operating income (loss)	—	20,548	(185)	—	20,363
Interest and other income (loss), net	—	2,990	21	(1,203)	1,808
Interest expense	—	(1,369)	—	1,203	(166)
Income (loss) before income taxes	—	22,169	(164)	—	22,005
Provision for income taxes	—	9,003	—	—	9,003
Income before income in equity investees	—	13,166	(164)	—	13,002
Income in equity investees	13,002	—	—	(13,002)	—
Net income (loss)	$13,002	$13,166	$(164)	$(13,002)	$13,002

Supplemental Condensed Consolidating Statement of Cash Flows

Quarter Ended March 31, 2008

(in thousands)

	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Net cash provided by operating activities	$(149)	$25,952	$3,196	$—	$28,999

Cash flows from investing activities:
Purchases of property and equipment	—	(2,561)	(238)	—	(2,799)
Purchases of short-term investments	—	(69,268)	—	—	(69,268)
Proceeds from maturities of short-term investments	—	22,985	—	—	22,985
Proceeds from sales of short-term investments	—	9,273	—	—	9,273
Cash paid for proposed acquisition	—	(682)	—	—	(682)
Proceeds from sales of assets, net	—	9	—	—	9
Net cash provided by (used for) investing activities	—	(40,244)	(238)	—	(40,482)

Cash flows from financing activities:
Net contributions (distributions) of capital	19,960	(20,967)	1,007	—	—
Payments on capital leases	—	(4)	—	—	(4)
Proceeds from exercises of stock options	694	—	—	—	694
Repurchases of common stock	(6,162)	—	—	—	(6,162)
Payments for dividends	(14,569)	—	—	—	(14,569)
Excess tax benefits from equity awards	226	—	—	—	226
Net cash provided by (used for) financing activities	149	(20,971)	1,007	—	(19,815)

Effect of exchange rate changes on cash and cash equivalents	—	—	(112)	—	(112)

Change in cash and cash equivalents	—	(35,263)	3,853	—	(31,410)
Cash and cash equivalents, beginning of period	—	134,167	15,340	—	149,507
Cash and cash equivalents, end of period	$—	$98,904	$19,193	$—	$118,097